Scientigo [LOGO]

                                                           FOR IMMEDIATE RELEASE

SCIENTIGO ANNOUNCES NEW TICKER SYMBOL ON OTC BULLETIN BOARD - "SCNG"

Trading Under New Symbol to Take Effect at Market Open This Morning

CHARLOTTE, NC - (BusinessWire) - February 17, 2006 - Scientigo, Inc. (OTCBB:SCNG
- formerly OTCBB:MKTE), an emerging leader in next generation enterprise search and intelligent enterprise content management, today announced that its request for a symbol change has been approved by Nasdaq. Effective with the market open this morning, the Company's common stock will commence trading under the new ticker symbol "SCNG" on the OTC Bulletin Board.

"This symbol change represents the final step in the Company's corporate brand identity transformation. We are now squarely focused on executing our strategies to establish Scientigo as a dominant player in the intelligent search and enterprise content management industries and are pleased that the Wall Street community will now be able to clearly associate our trading symbol with our Company," stated Doyal Bryant, CEO of Scientigo.

About Scientigo(TM)

Scientigo(TM) (pronounced "see-ENH-ti-go") is an emerging technology leader that invented, patented, and is now licensing the next-generation of intelligent document recognition, intelligent enterprise content management, and intelligent search technologies for consumers and the enterprise. Scientigo(TM)'s patented tigo(TM) technology creates order from information chaos by using artificial intelligence, machine learning, rules-based systems, and patented XML technology to make it faster, easier, and less costly to capture, file, organize, and retrieve any type of information. This boosts employee productivity and corporate agility, reduces document management and research costs, and delivers ROI practically overnight. World-leading third-party independent software and solution providers are licensing Scientigo(TM)'s technologies to dramatically improve the capabilities, benefits, and market appeal of their offerings; and to accelerate their time-to-market for the next-generation of intelligent information acquisition and retrieval systems. Scientigo(TM) can be reached on the Web at www.scientigo.com.

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, the potential interest of third parties in our intellectual property portfolio, any potential growth of our company, our ability to successfully maximize the value of our intellectual property assets, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

                      FOR MORE INFORMATION, PLEASE CONTACT:
                       Investors/Stockbrokers/Institutions
                    Elite Financial Communications Group, LLC
             Dodi Handy, 407-585-1080 or via email at mkte@efcg.net

                                   Media/Press
                            FCA Communications, Inc.
          Mike Lizun, 610-642-8253 or via email at Mike@GregoryFCA.com